FILED PURSUANT TO RULE 433

File No. 333-216372

CITIGROUP INC.

$2,250,000,000

2.750% SENIOR NOTES DUE 2022

Terms and Conditions
Issuer:	Citigroup Inc.
Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)
Ranking:	Senior
Trade Date:	April 18, 2017
Settlement Date:	April 25, 2017 (T+5 days)
Maturity:	April 25, 2022
Par Amount:	$2,250,000,000
Treasury Benchmark:	1.875% due March 31, 2022
Treasury Price:	$100-27 1⁄4
Treasury Yield:	1.695%
Re-offer Spread to Benchmark:	T5+107 bp
Re-offer Yield:	2.765%
Semi-Annual Coupon:	2.750%
Public Offering Price:	99.930%
Net Proceeds to Citigroup:	$2,241,112,500 (before expenses)
Interest Payment Dates:	The 25th of each April and October, beginning October 25, 2017. Following business day convention applicable
Day Count:	30 / 360
Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply
Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after October 25, 2017 and prior to March 25, 2022, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated April 7, 2017 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to March 25, 2022, plus 0.200%.

We may redeem the notes, at our option, in whole, but not in part, on or after March 25, 2022 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.
Sinking Fund:	Not applicable
Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange
Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof
CUSIP:	172967LG4
ISIN:	US172967LG49
Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$2,250,000,000

2.750% SENIOR NOTES DUE 2022

Senior Co-Managers:

ANZ Securities, Inc.

Credit Suisse Securities (USA) LLC

Danske Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

Nomura Securities International, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Junior Co-Managers:

Academy Securities, Inc.

Bank of China Limited, London Branch

BNP Paribas Securities Corp.

Cabrera Capital Markets, LLC

CIBC World Markets Corp.

Commonwealth Bank of Australia

Drexel Hamilton, LLC

Lloyds Securities Inc.

Macquarie Capital (USA) Inc.

MFR Securities, Inc.

PNC Capital Markets LLC

R. Seelaus & Co., Inc.

RedTail Capital Markets, LLC

Santander Investment Securities Inc.

Skandinaviska Enskilda Banken AB (publ)

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-216372. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.